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                                                                    EXHIBIT 23.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the reference to our firm under the caption "EXPERTS" and to the use of our report dated January 24, 1997 with respect to the financial statements of IDS Managed Futures, L.P. as of December 31, 1995 and 1996 and for each of the years in the three-year period then ended, and to the use of our report dated July 17, 1997 with respect to the financial statements of CIS Investments, Inc. as of May 31, 1997 and 1996 included in Post-Effective Amendment No. 3 to the Registration Statement and related Prospectus of IDS Managed Futures, L.P. for the registration of $50,000,000 of limited partnership interests.


                                          KPMG Peat Marwick LLP


July 31, 1997
Chicago, Illinois